Exhibit 3.4
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PRIMO WATER CORPORATION
a Delaware Corporation
(Pursuant to Sections 242 and 245 of
the Delaware General Corporation Law)
It is hereby certified that:
     1. The name of the corporation is PRIMO WATER CORPORATION.
     2. The Certificate of Incorporation of the Corporation was originally filed under the name “Primier Corporation” with the Secretary of State of the State of Delaware on October 20, 2004.
     3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.
     4. The text of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of this corporation is Primo Water Corporation (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes of the Corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).
ARTICLE IV
     4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 135,000,000 shares, consisting of (a) 65,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (b) 70,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.
     Upon this Fifth Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each one (1) share of Common Stock issued and outstanding immediately prior to the Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into 1/10.435 (or approximately 0.096) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation.
     4.2 Preferred Stock.
          (a) General. Subject to any vote expressly required by this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding.
          (b) Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Eighteen Million Seven Hundred Eighty Thousand (18,780,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Thirty Million (30,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as the Series B Non-voting Preferred Stock (the “Series B Preferred Stock”). Fourteen Million (14,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be as follows.
               1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Series A Preferred Stock, Series C Preferred Stock or Common Stock in any year, out of assets legally available therefor (other than dividends on shares of Common Stock payable in shares of Common Stock), unless the holders of the Series B Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series B Preferred Stock in an amount equal to ten cents ($0.10) per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time), payable when, as and if declared by the Board of Directors. Such dividends shall be cumulative and accrue from day-to-day, whether or not earned or declared, until such date on which the Corporation closes an initial public offering of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, resulting in at least Twenty Million Dollars ($20,000,000) of gross proceeds to the Corporation (an "IPO”), on which date, the Series B Preferred Stock shall cease to accrue any dividends; provided, that the occurrence of an IPO shall have no effect on the right of the holders of the Series B Preferred Stock to any such dividends accrued prior to the date of an IPO. Notwithstanding the foregoing, if, prior to December 31, 2009, the Corporation requests that a holder of Series B Preferred Stock voluntarily defer dividend payments, and if, prior to December 31, 2009, such holder agrees to such voluntary deferral in writing, such holder shall be entitled, at the discretion of the Board of Directors, to a cumulative accrual with respect to such voluntarily deferred dividend payments in an amount equal to fifteen cents ($0.15), rather than ten cents ($0.10), per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time) from the effective date of such voluntary deferral until December 31, 2009, after which date the rate of the cumulative accrual with respect to all shares of Series B Preferred Stock shall be ten cents ($0.10) per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time). All such voluntarily deferred dividends are payable at any time (without regard to the payment or non-payment of dividends to other holders of Series B Preferred Stock who did not voluntarily defer dividend payments) when, as and if declared by the Board of Directors. No dividends shall be paid or set aside with respect to the Series A Preferred Stock, Series C Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) until all accrued and unpaid dividends on the Series B Preferred Stock are paid or set aside for payment to the holders of the Series B Preferred Stock. After the payment or setting aside of dividends payable on shares of the Series B Preferred Stock, any additional dividends declared or paid in such year shall be declared or paid to the holders of Series A Preferred Stock (on an as-converted basis), Series C Preferred Stock (on an as-converted basis) and Common Stock, pari passu.
          2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
               (a) Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock), and before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, an amount equal to Two Dollars and Forty Cents ($2.40) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time), plus any dividends declared but unpaid thereon. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               (b) Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock), and before any payment shall be made to the holders of Series A Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount equal to One Dollar ($1.00) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time) (the "Series B Liquidation Price”), plus any dividends accrued but unpaid thereon. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               (c) Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock, Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series A Preferred Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distributions to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to One Dollar ($1.00) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time), plus any dividends declared but unpaid thereon. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               (d) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in this Certificate of Incorporation, pro rata based on the number of shares held by each such holder.
               (e) Deemed Liquidation Events.
                    (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Subsection 2, unless the holders of greater than fifty percent (50%) of the outstanding shares of each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each voting as a separate class and (in the case of the Series A Preferred Stock and the Series C Preferred Stock) on an as-converted basis, elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event:
                         (A) a merger or consolidation in which:
(I)	the Corporation is a constituent party; or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation;
except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(e), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or
                         (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
                    (ii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.
                    (iii) For purposes of this Subsection 2, the following definitions apply:
                         (A) “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                         (B) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
          3. Voting.
               (a) General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock and each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock and Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock and holders of Series C Preferred

Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class. Except as provided by law, the holders of Series B Preferred Stock shall not be entitled to voting rights, except for the limited purpose set forth in Section 4.2(b)(2)(e)(i) for which purpose each holder of Series B Preferred Stock shall be entitled to one (1) vote per share of Series B Preferred Stock held by such holder.
               (b) Preferred Stock Protective Provisions. At any time when at least 6,000,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock after the Effective Time) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class on an as-converted basis:
               (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;
               (ii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or
               (iii) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege, or reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege.
     4. Conversion. The holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject, and have the following rights with respect, to the conversion of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock as follows:
          (a) Mandatory Conversion.
               (i) Upon the closing of an IPO, all outstanding shares of Series A Preferred Stock shall be automatically converted, and without the payment of additional consideration by the holder thereof, into the number of fully paid and nonassessable shares of Common Stock as is determined by multiplying 1/10.435 (or approximately 0.096) by the number of shares of such holder’s Series A Preferred Stock.

               (ii) Upon the closing of an IPO, the shares of Series B Preferred Stock held by each holder not being repurchased by the Corporation pursuant to Section 4.2(b)(5)(the “Convertible Series B Preferred Stock”) shall be automatically converted, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Liquidation Price by an amount equal to ninety percent (90%) of the greater of Ten Dollars and 44/100 Cents ($10.44) or the offering price to the public per share of Common Stock by the Corporation in the IPO (the “Series B Conversion Price”) and multiplying that quotient by the number of shares of such holder’s Convertible Series B Preferred Stock. All dividends accrued and unpaid with respect to the shares of Convertible Series B Preferred Stock prior to the date of the IPO shall be paid within thirty (30) days of the IPO if not paid pursuant to Section 4.2(b)(5).
               (iii) Upon the closing of an IPO (A) at a price of at least Thirteen Dollars and 04/100 Cents ($13.04) per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares after the Effective Time) (the “Non-Adjusting IPO Price”), all outstanding shares of Series C Preferred Stock shall be automatically converted, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying 0.184 (the “Conversion Factor”) by the number of shares of such holder’s Series C Preferred Stock, and (B) at a price of less than Thirteen Dollars and 04/100 Cents ($13.04) per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares after the Effective Time) (the “Adjusting IPO Price”), all outstanding shares of Series C Preferred Stock shall be automatically converted, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying (1) the Conversion Factor, by (2) a fraction, the numerator of which is equal to the Non-Adjusting IPO Price and the denominator of which is equal to the greater of Ten Dollars and 44/100 Cents ($10.44) or the Adjusting IPO Price, by (3) the number of shares of such holder’s Series C Preferred Stock.
               (iv) All outstanding shares of the Series A Preferred Stock and/or the Series C Preferred Stock shall be automatically converted into shares of Common Stock, at the then effective conversion rate, on the date specified by the vote or written consent of the holders of greater than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock or the Series C Preferred Stock, as applicable, which date(s) shall be referred to herein as the “Mandatory Conversion Date” for the applicable series of Convertible Preferred Stock (as defined below). All holders of record of shares of the applicable series of Convertible Preferred Stock shall be given written notice of the applicable Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock pursuant to this Subsection 4(a)(iv). Such notice need not be given in advance of the occurrence of the applicable Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the DGCL, to each record holder of the applicable series of Convertible Preferred Stock. Upon receipt of such notice, each holder of shares of the applicable series of Convertible Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Subsection 4(a)(iv). On the applicable Mandatory Conversion Date, all outstanding shares of the applicable series of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the

Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the applicable Mandatory Conversion Date and the surrender of the certificate or certificates for the applicable series of Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. All certificates evidencing shares of Convertible Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the applicable Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Convertible Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Convertible Preferred Stock accordingly.
          (b) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar ($1.00) by the Series A Conversion Price (as defined below) in effect at the time of conversion. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Two Dollars and Forty Cents ($2.40) by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be an amount equal to Ten Dollars and 44/100 Cents ($10.44) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time). The “Series C Conversion Price” shall initially be an amount equal to Thirteen Dollars and 04/100 Cents ($13.04) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares after the Effective Time).
          The optional conversion rights of the holders of the Series A Preferred Stock and the Series C Preferred Stock shall be collectively referred to as the “Conversion Rights”. Such initial Series A Conversion Price and Series C Conversion Price, and the rate at which shares of Series A Preferred Stock and Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in Section 4.2(b)(4)(e). As used herein, “Convertible Preferred Stock” means the Series A Preferred Stock and/or the Series C Preferred Stock, as applicable, and “Conversion Price” means the Series A Conversion Price and/or the Series C Conversion Price, as applicable.
          In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Preferred Stock (the “Conversion Termination Date”); provided, however, that the Conversion Rights shall not terminate in the event that such liquidation, dissolution, winding up or Deemed Liquidation Event is rescinded or otherwise does not occur.
          (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, the Convertible Series B Preferred Stock or the Series C

Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by (i) the offering price to the public per share of Common Stock in the IPO if such conversion occurs pursuant to Section 4.2(b)(4)(a), and (ii) the fair market value of a share of Common Stock as determined in good faith by the Board of Directors if such conversion occurs pursuant to Section 4.2(b)(4)(b). Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
          (d) Mechanics of Conversion.
               (i) Promptly following notice of an IPO triggering all the mandatory conversion provisions of Section 4.2(b)(4)(a)(i)-(iii) from the Corporation or in order for a holder of Convertible Preferred Stock to voluntarily convert shares of Convertible Preferred Stock, each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall surrender the certificate or certificates for such shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), and in the case of optional conversion, together with written notice that such holder elects to convert all or any number of the shares of the Convertible Preferred Stock represented by such certificate(s) and, if applicable, any event on which such conversion is contingent, which notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate(s) for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. If such conversion is not in conjunction with an IPO, the close of business on the date of receipt by the transfer agent of such certificate(s) (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon optional conversion of the shares represented by such certificate(s) shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after receipt of such certificate(s) for such shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock, issue and deliver at such office to such holder of Series A Preferred Stock, Convertible Series B Preferred Stock or Series C Preferred Stock, or to his, her or its nominees, a certificate(s) for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing a Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
               (iii) Upon an IPO triggering all the mandatory conversion provisions of Section 4.2(b)(4)(a)(i)-(iii), all shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued but unpaid thereon pursuant to Subsection 5 below. All shares of Convertible Preferred Stock that shall have been surrendered for optional conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. All converted shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series accordingly.
               (iv) Upon any such conversion, no adjustment to the Series B Conversion Price or the Conversion Price with respect to the Series A Preferred Stock or the Series C Preferred Stock shall be made for any accrued but unpaid dividends on the Convertible Series B Preferred Stock, the Series A Preferred Stock or the Series C Preferred Stock, as applicable, surrendered for conversion or on the Common Stock delivered upon conversion.
               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon the conversion of shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock pursuant to this Subsection 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock, Convertible Series B Preferred Stock and Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (e) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definitions. For purposes of this Subsection 4, the following definitions shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(e)(iii) below, deemed to be issued) by the Corporation after the Effective Time, other than the following (“Exempted Securities”):

(I)	shares of Common Stock issued or deemed issued as a dividend or distribution on the applicable series of Convertible Preferred Stock;

(II)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(f) or 4(g) below;

(III)	shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(IV)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, including any amendments thereto; or

(V)	shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, or shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors.
               (ii) No Adjustment of Conversion Price. No adjustment in a Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(e)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of greater than fifty percent (50%) of the then outstanding shares of the applicable series of Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. For the avoidance of doubt, there shall be no adjustment to the Conversion Price pursuant to this Section 4.2(b)(4)(e) as a result of an IPO triggering all the mandatory conversion provisions of Section 4.2(b)(4)(a)(i)-(iii), since all shares of Series A Preferred Stock and Series C Preferred Stock will be mandatorily converted into shares of Common Stock upon the closing of an IPO pursuant to Section 4.2(b)(4)(a).
               (iii) Deemed Issue of Additional Shares of Common Stock.

                    (A) If the Corporation at any time or from time to time after the Effective Time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(e)(i)(C)(I), (II), (III), (IV) or (V)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(e)(i)(C)(I), (II), (III), (IV) or (V)), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(e)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(e)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Effective Time), are revised after the Effective Time (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(e)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Effective Time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii)), without consideration or for a consideration per share less than a Conversion Price in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP 2 = CP1 * (A + B) + (A + C)
For purposes of the foregoing formula, the following definitions shall apply:
                    (A) CP2 shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;
                    (B) CP1 shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
                    (C) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Convertible Preferred Stock) outstanding immediately prior to such issue);
                    (D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
                    (E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
               (v) Determination of Consideration. For purposes of this Subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(A)	Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II)

above, as determined in good faith by the Board of Directors.
(B)	Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing
(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(e)(iv) above then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).
          (f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Time effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or Series C Preferred Stock or combine the outstanding shares of Series A Preferred Stock or Series C Preferred Stock without a comparable combination of the Common Stock, the applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Time combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or Series C Preferred Stock or effect a subdivision of the outstanding shares of the Series A Preferred Stock or Series C Preferred Stock without a comparable subdivision of the Common Stock, the applicable Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:
          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
          provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided, further, that no such adjustment shall be made if the holders of such Convertible Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such Convertible Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Time shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Subsection (f) do not apply to such dividend or distribution, then and in each such event the holders of Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.
          (i) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(e), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (f), (g) or (h) of this Subsection 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of such Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Subsection 4 with respect to the rights and interests thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in this Subsection 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.
          (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Subsection 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Convertible Preferred Stock.
          (k) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Convertible Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Convertible

Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.
     5. Repurchase Right. The Corporation shall have the right but not the obligation, exercisable in the sole discretion of the Corporation’s Board of Directors at, or at any time before, the consummation of an IPO, to repurchase within thirty (30) days of the consummation of an IPO, any number of shares up to fifty percent (50%) of the shares of Series B Preferred Stock then outstanding on a pro rata basis among the holders of the Series B Preferred Stock (such shares that are subject to the repurchase being the “Non-Convertible Series B Preferred Stock”) for a cash purchase price in respect to each such share equal to the sum of (i) the Series B Liquidation Price, plus (ii) all dividends accrued and unpaid with respect to such share of Series B Preferred Stock prior to the date of the IPO (including, for the avoidance of doubt, all dividends accrued and unpaid on any shares of Convertible Series B Preferred Stock not repurchased but converted immediately prior to such IPO pursuant to Section 4.2(b)(4)(a)(ii)). The Corporation shall have the right to repeal or modify any prior exercise of the repurchase right set forth in this Section 5 prior to consummation of an IPO. The Company shall send notice of exercise of the repurchase right set forth in this Section 5 (including the number of shares of Series B Preferred Stock with respect to which the repurchase right is being exercised) to the holders of shares of Series B Preferred Stock; provided, however, neither the repurchase pursuant to this Section 5, nor conversion pursuant to Section 4.2(b)(4)(a)(ii), shall be conditioned upon such notice. Upon tender of the repurchase payment by the Corporation, each holder of Non-Convertible Series B Preferred Stock then outstanding shall surrender to the Corporation, in the manner and at the place designated by the Corporation, the certificate(s) representing each such holder’s shares to be repurchased. The repurchase right established by this Subsection 5 shall be specifically enforceable by the Corporation; provided, however, actual repurchase hereunder shall be further conditioned upon, and subject to, the legal availability of funds, and to the extent the Corporation does not have legally available funds to complete the repurchase within the thirty (30) day period described in this Section 5, the repurchase shall be delayed, but shall occur as soon thereafter as and when funds become legally available therefor. Upon the Corporation’s exercise of the repurchase right described in this Section 5 and the consummation of an IPO, no shares of Non-Convertible Series B Preferred Stock shall be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof to receive in exchange therefor the consideration set forth in this Subsection 5 upon consummation of the repurchase described in this Subsection 5. All repurchased shares of Non-Convertible Series B Preferred Stock shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series accordingly.
     6. No Reissuance of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. Any shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which are converted, repurchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred.
     7. Waiver. Any of the rights, powers or preferences set forth herein of each of the holders of Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, as applicable, may be waived or defeased by the affirmative consent or vote of the holders of greater than fifty percent (50%) of the shares of each of the then outstanding Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, respectively.

     4.3 Common Stock.
          (a) Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.
          (b) Except as otherwise required by law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to the provisions of this Article IV (including any Certificate of Designation relating to such series).
          (c) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
ARTICLE V
     5.1. General Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors or by such committees as the Board of Directors may establish.
     5.2 Number of Directors; Election; Term.
          (a) Effective upon an IPO and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors constituting the entire Board of Directors shall consist of not less than 3 nor more than 12 members, with the precise number of directors to be determined from time to time exclusively by resolution of the Board of Directors.
          (b) Effective upon an IPO and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. Subject to the rights of holders of any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, at each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.
          (c) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          (d) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.
     5.3 Removal and Resignation of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, a director may be removed from office during such director’s term by the stockholders of the Corporation only for cause. If any directors are so removed, new directors may be elected at the same meeting. Any director may resign at any time by giving written notice to the Board of Directors, the chairperson of the Board of Directors, or the secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     5.4 Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors (and not by the stockholders), although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until such director’s successor shall be duly elected and qualified or, if earlier, such director’s death, resignation or removal.
     5.5 Elections of Directors. Elections of directors need not be by ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.
     5.6 Bylaws. The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws.
ARTICLE VI
     6.1 No Stockholder Action by Written Consent. Effective upon an IPO, except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.
     6.2 Special Meetings of Stockholders. Effective upon an IPO, except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. At any special meeting of stockholders, only such business shall be conducted as shall have been brought before the special meeting specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors.

ARTICLE VII
     7.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     7.2 Indemnification. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
ARTICLE VIII
     Subject to the provisions of this Certificate of Incorporation and applicable provisions of the DGCL, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock) in any manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences, privileges and powers conferred upon stockholders and/or directors by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. In addition to any vote of the holders of any class or series of the stock of this Corporation required by law, this Certificate of Incorporation, any agreement with a national securities exchange or otherwise, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI or this Article VIII (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).
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     IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 3rd day of November, 2010.

PRIMO WATER CORPORATION
By:	/s/ Billy Prim
Billy Prim, Chief Executive Officer